Exhibit 99.1

MRI INTERVENTIONS ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

●	Reports total revenues of $823,000

●	Reports fourth consecutive quarter of reduced cash burn

●	Announces involvement in sixth drug delivery trial

MEMPHIS, Tenn., May 8, 2014 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the quarter ended March 31, 2014.

Management Comments

“We achieved total revenues of $823,000 in the first quarter 2014. Our product revenues grew 55%, with total product revenues of $713,000 in the first quarter 2014 compared to $460,000 in the first quarter 2013. Revenues from disposable product sales increased to $565,000 in the first quarter 2014, up from $347,000 in the same period in 2013, representing 63% growth,” said Kimble Jenkins, CEO of MRI Interventions. “In addition, in the first quarter we further expanded our ClearPoint footprint by adding three new sites, Akron General Medical Center, Le Bonheur Children’s Hospital and Swedish Medical Center, ending the quarter with 34 sites in total.”

Jenkins continued, “Through our ongoing interactions with physicians, we received input regarding the need to enable our ClearPoint system to accommodate a broader range of patient positioning for certain procedures. To address that physician feedback, we decided to undertake a project to make improvements to the ClearPoint clinical workflow, our ClearPoint software and the fixation of our SmartFrame device to the patient. Our decision was the right one to make, but it did impact our first quarter results. For example, some sites, including one of our highest volume centers, held back on the number of ClearPoint procedures performed while they awaited completion of our work. All of the major aspects of the project have now been completed and implemented, and we are confident we are back on track, consistent with the sequential quarterly growth rates we saw in the second half of last year.”

“We are pleased to report that, for the fourth consecutive quarter, we continued to reduce our cash burn, decreasing cash used in operations to $1.4 million for the quarter,” said Jenkins. “This is particularly noteworthy given our ongoing investment in building our sales, marketing and clinical support capabilities.”

“We are very pleased to announce involvement in a sixth drug delivery clinical trial,” said Jenkins. “In collaboration with Merrimack Pharmaceuticals and the National Institutes of Health, the University of California, San Francisco is sponsoring this newest trial, which is a Phase 1 study for the direct delivery of nanoliposomal irinotecan in adults for the treatment of certain recurrent high grade gliomas.”

Jenkins continued, “In Q1 of this year, we took two important steps to further strengthen our financial position. First, we consummated a transaction with Boston Scientific that extinguished a $4.3 million debt obligation of our company. And, in a separate transaction, we closed a long term debt financing that netted proceeds of $3.5 million, which provides us cash to execute our business plan. These two transactions, taken together, significantly improved our working capital, eliminating $4.3 million in short term liabilities, and providing us with an additional $3.5 million in cash. In the aggregate, this represented a $7.8 million positive swing in our working capital position.”

“As we continue to grow the company, we further strengthened our leadership, with the additions of med device industry veterans Maria Sainz and Tim Richards to our Board of Directors. Ms. Sainz’s background includes leadership positions at Guidant, Stryker Neurovascular and Concentric Medical, while Mr. Richards’ background includes leadership positions at Covidien, B. Braun Medical and Becton Dickinson,” said Jenkins.

“Lastly, during the quarter we advanced our ClearTrace program, announcing a significant progression in our relationship with Siemens Healthcare, an exclusive arrangement that positions us to enter the large cardiac EP market in close partnership with a major healthcare company,” said Jenkins. “Awareness of our ClearTrace technology continues to build among clinicians and industry players.”

Financial Review

Quarter Ended March 31, 2014

Total revenues were $823,000 for the quarter ended March 31, 2014, compared to $1.3 million for the same period in 2013, with the decline attributable to the expiration of the revenue recognition period for license fees the Company received in 2008 from Boston Scientific that were deferred and recognized over time. The Company recorded license revenues of $650,000 during the quarter ended March 31, 2013 related to those license fees. All revenues related to the license fees the Company received in 2008 were recognized as of March 31, 2013.

Product revenues and other service revenues totaled $724,000 for the quarter ended March 31, 2014, compared to $460,000 for the quarter ended March 31, 2013, an increase of 57%. Disposable product revenues were $565,000 for the quarter ended March 31, 2014, compared with $347,000 for the same period in 2013, representing growth of 63%. ClearPoint capital product sales were $92,000 in the quarter ended March 31, 2014, compared to $113,000 in the same period in 2013. Due to the nature of capital product sales, ClearPoint capital product revenues may vary significantly from quarter to quarter. Product revenues for the quarter ended March 31, 2014 also included $56,000 in ClearTrace system components sold to a site for research use. Other service revenues related to installation services and ClearPoint service agreements were $11,000 for the three months ended March 31, 2014, while no such revenues were recorded during the same period in 2013.

Development service revenues related to contract product development were $99,000 in the quarter ended March 31, 2014, compared to $154,000 for the same period in 2013.

Research and development costs were $818,000 for the quarter ended March 31, 2014, compared to $771,000 for the same period in 2013.

Selling, general and administrative expenses were $1.8 million for the quarter ended March 31, 2014, compared to $1.6 million for the same period in 2013.

During the quarter ended March 31, 2014, the Company recorded a gain of $4.3 million related to the sale of certain intellectual property to Boston Scientific. The purchase price was satisfied through the cancellation of notes payable previously issued to Boston Scientific in the aggregate principal amount of $4.3 million. The Company recorded a gain equal to the purchase price, as the assets sold had not been previously recorded on the Company’s balance sheet.

Net other income was $587,000 for the quarter ended March 31, 2014, compared to $642,000 for the same period in 2013.

Net interest expense for the quarter ended March 31, 2014 was $149,000, compared with $99,000 for the same period in 2013.

For the quarter ended March 31, 2014, the Company recorded net income of $2.6 million, which resulted in earnings per share of $0.04, compared to a net loss of $824,000 for the same period in 2013, which resulted in a net loss per share of $0.02.

The Company had a cash balance of $5.8 million at March 31, 2014.

Financial Tables

Summarized financial information for the quarters ended March 31, 2014 and 2013 is presented below. Further information concerning the Company’s financial condition and results of operations for the quarters ended March 31, 2014 and 2013 will be included in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended March 31,
	2014	2013

Revenues:
Product and other service revenues	$723,669	$460,253
Development service revenues	98,862	153,946
Related party license revenues	-	650,000
Total revenues	822,531	1,264,199
Cost of product revenues	350,685	226,331
Research and development costs	817,621	771,453
Selling, general, and administrative	1,800,799	1,633,447
Gain on sale of intellectual property	(4,338,601)	-
Operating income (loss)	2,192,027	(1,367,032)
Other income (expense):
Other income, net	587,176	641,854
Interest expense, net	(148,801)	(98,570)
Net income (loss)	$2,630,402	$(823,748)
Net income (loss) per share:
Basic	$0.04	$(0.02)
Diluted	$0.04	$(0.02)
Weighted average shares outstanding:
Basic	58,716,727	54,860,923
Diluted	61,248,630	54,860,923

The SmartFrame targeting device is an MRI-compatible trajectory frame that serves as the centerpiece of the ClearPoint system’s disposable components. Depending on the type of neurological procedure being performed, a ClearPoint procedure will utilize either one or two SmartFrame kits. The Company sold 95 SmartFrame kits during the quarter ended March 31, 2014.

MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$5,801,050	$3,516,244
Accounts receivable	452,703	770,352
Inventory	1,662,770	1,477,161
Other current assets	72,037	174,870
Total current assets	7,988,560	5,938,627
Property and equipment, net	801,051	903,160
Other assets	1,257,939	1,031,283
Total assets	$10,047,550	$7,873,070
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,725,522	$1,897,303
Derivative liabilities	3,264,068	3,747,858
Deferred revenue	125,367	106,859
Notes payable	-	4,338,601
Total current liabilities	5,114,957	10,090,621

Other accrued liabilities	617,879	531,830
Notes payable, net of unamortized discounts	7,452,611	4,084,588
Total liabilities	13,185,447	14,707,039
Stockholders' deficit	(3,137,897)	(6,833,969)
Total liabilities and stockholders' deficit	$10,047,550	$7,873,070

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada or 201-493-6737 from other international locations. A playback of the call will be available through May 15, 2014, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. Utilizing a hospital’s existing MRI suite, the company's FDA-cleared and CE-marked ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company’s interventional platforms strive to improve patient care while reducing procedure costs and times. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales, clinical support and marketing capabilities; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; availability of reimbursement from third party payors for procedures utilizing our products; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, our ClearTrace system; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions’ actual results are described in our filings with the Securities and Exchange Commission, including, without limitation, the annual report on Form 10-K filed on March 28, 2014. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions’ expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO

901-522-9300